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         New York, New York - January 31, 1996 - Western Publishing Group, Inc.
(NASDAQ:WPGI) announced today that it has signed a definitive agreement for the acquisition of a significant equity interest in the Company by Golden Press Holding, L.L.C., a newly-formed company owned by Richard E. Snyder and Warburg Pincus Ventures, L.P. Mr. Snyder is the former Chairman and CEO of Simon & Schuster, Inc.

         The Company also announced the appointment of Mr. Snyder as President of the Company. Upon completion of the transaction Mr. Snyder will succeed Richard A. Bernstein as Chairman and CEO of Western Publishing Group, Inc. and Mr. Bernstein will resign all of his positions at the Company to pursue his other business interests.

         During the interim period until completion of the transaction, Messrs. Bernstein and Snyder will work together on creating a smooth transition of the Company's management from Mr. Bernstein to Mr. Snyder. Jointly, Mr. Snyder and Mr. Bernstein will begin charting the new course for the Company, thus enabling Mr. Snyder to rapidly implement his direction and strategy for the Company's future once the equity investment transaction is completed.

         Additionally, Barry Diller, Chairman of Silver King Communications, Inc. and HSN Inc., will also be an investor in Golden Press Holding, L.L.C. and will be among the group of new nominees to the board of directors.

         The transaction is subject to customary conditions, including stockholder approval. A special meeting of stockholders to approve the transaction will be held in April 1996, when the transaction is expected to be completed. Upon completion of the transaction five new directors proposed by Golden Press Holding, L.L.C. will constitute a majority of the board.

         Under separate agreements executed today, Mr. Richard A. Bernstein and certain of his affiliated entities have granted Golden Press Holding, L.L.C. an irrevocable proxy for their

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approximately four million shares of common stock. Golden Press Holding, L.L.C.
will vote these shares in favor of the proposals submitted to stockholders at the upcoming special meeting. Consistent with the recent statement made by Mr. Bernstein in his letter to stockholders appearing in the annual report for fiscal year 1995, this equity investment transaction treats all common stockholders the same.

         Under the terms of the equity investment transaction announced today Golden Press Holding, L.L.C. will invest $65 million of cash in the Company and receive from the Company $65 million of newly-issued Series B convertible preferred stock and warrants to purchase 3,250,000 shares of common stock. Approximately $10 million of the investment will be used to redeem the Company's existing Series A Preferred Stock, which matures on March 31, 1996; the balance of approximately $55 million will be available for general working capital purposes, including new product development and future acquisitions.


         The Series B preferred stock will be convertible at $10 per share, will carry a 12% dividend, and will not have a mandatory redemption date. For the first four years the dividend will be payable through the annual issuance of 780,000 shares of common stock, subject to certain adjustments based on the market price of the common stock at the time. After the first four years dividends will be payable in cash.

         The Series B preferred stock will initially represent approximately 23% of the voting power in the Company. The Series B preferred stock will vote with the Company's common stock based on the underlying common stock issuable upon conversion. So long as Golden Press Holding, L.L.C. retains a significant ownership interest of the Series B preferred stock, that stock will also have class voting rights with respect to certain material corporate transactions and the election of one-third of the Company's board of directors.

         The warrant will be exercisable at $10 per share, will have a seven year term, and will generally not be exercisable for the first two years.

         Commenting on the transaction, Mr. Bernstein said: "I am pleased that we have reached an agreement with Dick Snyder and Warburg Pincus. This transaction represents an excellent opportunity for the Company because of both the infusion of significant capital into the Company and the benefits of Dick's

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proven managerial and industry talent. As a major on-going stockholder of
Western Publishing, I am very comfortable that the company is being placed in the highly competent hands of my friend Dick Snyder."

         Mr. Bernstein added: "All shareholders will benefit from Dick's insights, leadership and marketing skills, as well as from the insights and acumen of Warburg Pincus, one of the major venture banking firms in the United States. I look forward to enjoying the future enhancement to shareholder value that I know will inure to everyone under Dick's leadership and Warburg Pincus's proven expertise. This signals a new and bright era in the venerable history of Western Publishing Group, Inc."

         SBC Capital Markets, Inc., a division of Swiss Bank Corporation, acted as advisor to the Snyder/Warburg Pincus group. Warburg Pincus Ventures, L.P. is a venture banking fund affiliate of E.M. Warburg, Pincus & Co., Inc.

         Western Publishing Group, Inc., through its Western Publishing Company subsidiary, creates, publishes, manufactures, prints and markets story and picture books, interactive electronic books and games, computer and multi-media "edutainment" products for children. These products are sold principally under the GOLDEN BOOKS(R) brand. The Company also produces and markets Frame-Tray(R) puzzles, children's pre-recorded videos and special interest books for the entire family. Western Publishing Company also offers a wide range of printing, graphic, creative and distribution services to customers in industry and government.


         Western Publishing Group, Inc., through the Beach Products Division of its Penn Corporation subsidiary, is engaged in the manufacture and sale of decorated paper tableware, party goods, stationery and gift products.

FOR FURTHER INFORMATION, CONTACT:   Ira A. Gomberg
                                    Vice President--
                                    Corporate Communications
                                    Western Publishing Group, Inc.
                                    (212) 688-4500

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